July 21, 2000

The Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, OH  45263

Attention: Mutual Fund Operations

Ladies and Gentlemen:

Reference is made to the Custody Agreement (the "Agreement") dated November 16, 1990 and amended December 21, 1990 and May 3, 1993 by and between Midwest Strategic Trust, thereafter renamed Touchstone Strategic Trust (the "Trust"), acting with respect to its series, the Utility Fund and the Equity Fund and The Fifth Third Bank (the "Custodian").

This letter serves to advise that the Trust has established a new series of shares, designated the "Enhanced 30 Fund" and desires that the Fund's Securities and cash be administered by the Custodian. The Trust therefore requests that the Agreement be amended in order to add the Enhanced 30 Fund as a Fund subject to the terms and conditions of the Agreement.

This letter shall have the status as an amendment to the Agreement and shall be effective as of May 1, 2000.

Very truly yours,

TOUCHSTONE STRATEGIC TRUST

/s/ Tina D. Hosking
--------------------------
Tina D. Hosking, Secretary

Accepted and agreed to:

THE FIFTH THIRD BANK

By:/s/ Christine Ok
   -----------------------
   Trust Officer